EXHIBIT 3.1

                              ARTICLES OF MERGER OF
                       CARE CONCEPTS ACQUISITION SUB, INC.
                             (A FLORIDA CORPORATION)
                                      INTO
                                IBIDAMERICA, INC.
                             (A FLORIDA CORPORATION)

         Pursuant to Section 607.1105 of the Florida Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

FIRST:  The plan of merger is as follows:

     1. MERGER. CARE CONCEPTS ACQUISITION SUB, INC., a Florida corporation bearing Document #P02000114189 ("Acquisition"), and wholly owned subsidiary of Care Concepts I, Inc., a Delaware corporation ("Parent Corporation"), shall be merged (the "Merger") with and into IBIDAMERICA, INC., a Florida corporation bearing Document P01000012615 ("IBID"). IBID and Acquisition are sometimes hereinafter collectively referred to as the "Constituent Corporations." IBID shall be the surviving corporation of the Merger (the "Surviving Corporation"), effective upon the date when these Articles of Merger are filed with the Department of State of the State of Florida (the "Effective Date").

         2. ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation of IBID in existence as of the Effective Date shall be the Articles of Incorporation of the Surviving Corporation following the Effective Date, except that such Articles of Incorporation shall be amended and restated to read in their entirety substantially the same as the Articles of Incorporation of the Acquisition (with the name IBID being substituted for that of Acquisition), and until the same shall be amended or repealed in accordance with the provisions thereof or applicable law. The Bylaws of IBID in existence as of the Effective Date shall be the Bylaws of the Surviving Corporation following the Effective Date, except that such Bylaws shall be amended and restated to read in their entirety substantially the same as the Bylaws of the Acquisition (with the name IBID being substituted for that of Acquisition) until the same shall be amended or repealed in accordance with the provisions thereof or applicable law.

     3. SUCCESSION. On the Effective Date, IBID shall continue its corporate existence under the laws of the State of Florida, and the separate existence and corporate organization of Acquisition, except insofar as it may be continued by operation of law, shall be terminated and cease.

Brian Pearlman, Esq., FLA. BAR #0157023
Adorno & Yoss, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Phone No.: (954) 763-1200

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         4. CONVERSION OF SHARES. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) every share of capital stock of Acquisition issued and outstanding immediately prior to the Effective Time, shall, without further action, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation, (ii) every share of common stock of IBID issued and outstanding immediately prior to the Effective Time, shall, without further action, be converted into one fully paid and non-assessable share of common stock of Parent Corporation; and (iii) every share of preferred stock of IBID issued and outstanding immediately prior to the Effective Time, shall, without further action, be converted into one fully paid and none-assessable share of preferred stock of Parent Corporation, with the shares of preferred stock having the same rights, designations and preferences as the preferred stock of IBID.

SECOND: The Effective Date of the Merger is the date upon which these Articles of Merger are filed with the Department of State of the State of Florida.

THIRD: The Plan of Merger was adopted by the board of directors and stockholders of IBID on the 12th day of November, 2002, and by the board of directors and stockholders of Acquisition on the 25th day of November, 2002.


Signed this 26th day of November, 2002.


IBIDAMERICA, INC.                           CARE CONCEPTS ACQUISITION SUB, INC.
A FLORIDA CORPORATION                       A FLORIDA CORPORATION


By:/S/STEVE MARKLEY                         By:/S/JACK D. KELLEY
   ----------------                            -----------------
Steve Markley                               Jack D. Kelley
      Its: Chief Executive Officer          Its:  Sole Officer and Director

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                                   ACCEPTANCE:

         I am familiar with and accept the duties and responsibilities as registered agent for said corporation.

                                                     /S/STEVE MARKLEY
                                                     ----------------
                                                     Steve Markley